                                                                    EXHIBIT 5(a)


                    PAINE, HAMBLEN, COFFIN, BROOKE & MILLER
                        1200 Washington Financial Center
                           Spokane, Washington 99204




                                                      July 27, 1994




The Washington Water Power Company
1411 East Mission Avenue
Spokane, Washington  99202

Dear Sirs:

                 We are acting as counsel for The Washington Water Power Company (the "Company") in connection with the proposed offering by it of shares of its Common Stock, without par value (the "Stock"), and the preferred share purchase rights (the "Rights") appurtenant thereto, pursuant to the terms of the Company's Investment and Employee Stock Ownership Plan for Employees of The Washington Water Power Company (the "Plan"), as contemplated by the registration statement on Form S-8 proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof for the registration of the Stock and the Rights under the Securities Act of 1933, as amended (the "Act"), said registration statement, as it may be amended, being hereinafter called the "Registration Statement".

                 We are of the opinion that:

                 I. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of

The Washington Water
Power Company                        -2-                           July 27, 1994



         Washington and is duly qualified to do business as a foreign corporation in the States of California, Idaho, Montana and Oregon.

                 II. The Company's Board of Directors has taken such actions as may be necessary to authorize the offer and sale of the Stock on the terms set forth in or contemplated by the Plan and to authorize such other action as may be necessary in connection with the consummation of the offer and sale of the Stock.

                 We are further of the opinion that, subject to the qualifications hereinafter expressed:

                 (1) With respect to outstanding shares of Stock to be purchased in the open market for sale pursuant to the Plan, when

                          (a) the Registration Statement shall have become effective under the Act, and

                          (b) such shares of Stock, including the Rights appurtenant thereto, shall have been so purchased,

         such Stock will have been legally and validly issued and will be fully paid and nonassessable and such Rights will have been duly and validly issued; provided, however, that with respect to Stock, including Rights appurtenant thereto, heretofore issued pursuant to the Plan and other offerings to employees and pursuant to the Dividend Reinvestment and Stock Purchase Plan, we have necessarily assumed, without investigation, that the certificates for such Stock have been duly countersigned and registered by a transfer agent and registrar and that, upon the issuance of such Stock, the Company received the full consideration therefor authorized by the Company's Board of Directors; and provided, further, that this opinion does not extend to Stock, including Rights appurtenant thereto, issued subsequent to the date hereof except as indicated in subparagraph (2) below; and

                 (2) With respect to authorized but unissued shares of Stock to be issued and sold pursuant to the Plan, when

The Washington Water
Power Company                        -3-                           July 27, 1994




                          (a) the Registration Statement shall have become effective under the Act,

                          (b) The Washington Utilities and Transportation Commission, the California Public Utilities Commission, the Idaho Public Utilities Commission and the Public Utility Commission of Oregon shall have issued, pursuant to applications filed or to be filed by the Company with said regulatory authorities, appropriate orders authorizing the issuance and sale by the Company of authorized but unissued shares of Stock pursuant to the terms of the Plan,

                          (c) such Stock shall have been issued, sold and delivered by the Company pursuant to the Plan, all as contemplated by, and in conformity with, the acts, proceedings and documents referred to above and the Company's Restated Articles of Incorporation, as amended, and

                          (d) the Rights appurtenant to such Stock shall have been issued in accordance with the terms of the Rights Agreement dated as of February 6, 1990, as amended, between the Company and The Bank of New York, as successor Rights Agent (the "Rights Agreement"), such Stock will have been validly issued and will be fully paid and nonassessable and such Rights will have been duly and validly issued.

                 We note that we are not aware of any court decision applying the law of the State of Washington that addresses plans similar to the Rights Agreement, and that, as a consequence, it is difficult to predict how a court applying such law would rule with respect to the due authorization and valid issuance of the Rights. After conferring with Reid & Priest of New York, New York, counsel for the Company, we, with the concurrence of Reid & Priest, have concluded that a court applying the law of the State of Washington, when presented with novel questions concerning takeover matters such as the authorization and issuance of the Rights, after giving effect to reported court decisions concerning the "business judgment rule" under Washington law, most likely would look to and apply the corporate law of the State of

The Washington Water
Power Company                        -4-                           July 27, 1994



Delaware. Accordingly, the opinions relating to the Rights expressed in paragraphs (1) and (2) above are based upon such conclusion.

                 We are members of the bars of the States of Washington, California, Idaho, Montana and Oregon and do not hold ourselves out as experts on the laws of any other state. Accordingly, in rendering the opinions relating to the Rights expressed in paragraphs (1) and (2) above, we have relied, to the extent that the matters addressed in such opinions are deemed governed by the corporate law of the State of Delaware, upon the opinion of even date herewith addressed to you by Reid & Priest of New York, New York, counsel for the Company, which is being filed as Exhibit 5(b) to the Registration Statement.

                 This letter is not being delivered for the benefit of, nor may it be relied upon by, the holders of the Stock or any other party to which it is not specifically addressed or to which reliance has not expressly been permitted.

                 We hereby authorize and consent to the use of this opinion as
Exhibit 5(a) to the Registration Statement, and authorize and consent to the references to our firm in the Registration Statement.


                                       Very truly yours,

                                       PAINE, HAMBLEN, COFFIN, BROOKE
                                        &  MILLER

                                       /s/ Paine - Hamblen